Exhibit (j)


     [Letterhead of PricewaterhouseCoopers LLP]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 1999, relating to the financial statements and financial highlights which appears in the October 31, 1999 Annual Report to Shareholders of The Haven Capital Management Trust which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and under "More About the Fund-The Exchange" and under "Investment Advisory and Other Services-Independent Public Accountants" and in the paragraph describing financial statements on the first page of the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, PA
February 18, 2000


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